EXHIBIT 99.1

3COM REPORTS FISCAL Q3 RESULTS

SANTA CLARA, Calif., March 19, 2003 — 3Com Corporation (Nasdaq: COMS) today reported financial results for its third quarter of fiscal year 2003 ended February 28, 2003 in-line with the guidance provided in the company’s March 7, 2003 press release. Revenues for the quarter were $245 million. Gross margins were $112 million, or 46 percent of revenues. Operating expenses were $189 million. The net loss was approximately $79 million, or $0.22 per share. This compares to a net loss of $69 million, or $0.19 per share, in the previous quarter and a net loss of $227 million, or $0.65 per share, in the third quarter of the prior fiscal year.

These results have been presented on a U.S. GAAP (Generally Accepted Accounting Principles) basis and are not comparable to First Call earnings estimates.

The company ended the quarter with $1.44 billion in cash and short-term investments, an increase of $7 million from the previous quarter, while reducing debt by $8 million. Strong working capital management continued, with a cash-to-cash cycle of negative four days, our best performance ever.

NOTE :  Attached is the full text of 3Com’s fiscal third quarter 2003 formal earnings remarks. Additional financial data is also attached.

Safe Harbor

This press release and Mr. Claflin’s and Mr. Slaven’s remarks on the quarterly results contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the following: the joint venture with Huawei Technologies; the sale of the CommWorks assets and the accounting treatment for CommWorks; our performance in market segments; cash and short-term investments balances; the performance of the economy and the particular segments in which we and our customers operate; revenue; our existing and future product offerings and the future product offerings of the joint venture with Huawei Technologies; working capital management; our balance sheet; trends in external markets in certain geographies; and our plans with regard to our supply chain and R&D efforts in connection with the joint venture with Huawei Technologies. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including the following: a failure of a condition which prevents the closing of the joint venture with Huawei Technologies; a failure of a condition which prevents the closing of the sale of the CommWorks assets; a possible fluctuations in the demand for our products and in economic conditions affecting the markets for our products; our ability to successfully manage costs and expenses; possible delays or inability to collect accounts receivable; continued or increased reductions in capital spending in the technology and networking sectors; possible development or marketing delays relating to our product offerings or the product offerings of the joint venture with Huawei Technologies; our ability to plan and forecast channel and company inventory; possible defects in our product offerings or the product offerings of the joint venture with Huawei Technologies; the introduction of new products by competitors or entry of new competitors into the markets for our products or the markets for the products of the joint venture with Huawei Technologies. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in 3Com’s most recent filings with the Securities and Exchange Commission, including 3Com’s quarterly report on Form 10-Q for the quarter ended November 29, 2002. 3Com undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About 3Com Corporation

3Com is a tier-one provider of innovative, practical and high-value networking products for enterprise customers. 3Com is also a leader in Internet protocol (IP) service platforms and access infrastructure for the network service provider market. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

Comments on the Third Quarter of Fiscal 2003

To be delivered during the analyst conference call by

Mark Slaven, 3Com executive vice president and chief financial officer

I will now take you through our financial results for Q3 of fiscal ‘03, starting with a brief overview.

The results are in line with the revised guidance issued on March 7, 2003.

Revenues for the quarter were $245 million. Excluding the $15 million in royalties received in Q2, revenues were down approximately 15 percent sequentially.

Gross margins were approximately 46 percent.

Total operating expenses were approximately $189 million, including approximately $54 million in restructuring charges and $2 million in amortization of intangibles.

The operating loss was $77 million.

The net loss was approximately $79 million and EPS was a negative 22 cents per share. This includes a combined negative impact of approximately 19 cents per share from restructuring charges, amortization of intangibles, and losses on equity investments. It also includes a positive impact of approximately 4 cents per share from a net favorable tax benefit of $11 million and a combined benefit of approximately $3 million in duty refunds and the sale or disposition of inventory that had previously been written off.

Cash and short-term investment balances increased by $7 million to $1.44 billion.

Enterprise Networking Segment

•                  Revenues for our Enterprise Networking segment were approximately $166 million, a decline of approximately 13 percent sequentially and below our expectations for the quarter.

•                  In the Americas, sales declined sequentially in all major product categories except our stackable core product line which grew 17 percent sequentially. The decline in the other product categories was generally volume driven due, we believe, to overall softness in the market. Additionally, there was aggressive pricing in the entry-level managed stackable switch category.

•                  Revenues in EMEA and APR overall declined only 3 percent.

•                  Contribution margin declined by approximately $10 million to $4 million driven primarily by lower sales, partially offset by a reduction in operating expenses.

Connectivity Segment

•                  Revenues for the Connectivity Segment were approximately $51 million. Excluding the $15 million in Xircom royalties received in Q2, revenues for the Connectivity segment declined by approximately 24 percent.

•                  This segment delivered a positive contribution margin of approximately $13 million, or approximately 25 percent of revenue.

CommWorks Segment

•                  Revenues for CommWorks were approximately $28 million, down approximately 8 percent sequentially.

•                  Contribution margin was approximately negative $5 million, a substantial improvement over the prior quarter, resulting from a significant reduction in operating expenses.

Gross Margins

Gross margins were 46 percent, and within the expected range of 45 to 47 percent. Margins benefited by approximately one point from the combination of a duty refund and the sale or disposition of inventory that had previously been written off.

Operating Expenses

Included in operating expenses of $189 million were the following items:

•                  $54 million in restructuring charges consisting of:

1)              $41 million in accelerated depreciation and write-downs of property held for sale;

2)              $6 million in other facilities related expenses;

3)              $5 million in severance related expenses; and

4)              approximately $2 million of other miscellaneous items.

Also,

•                  approximately $2 million of amortization of intangibles.

Excluding the restructuring charges and the amortization of intangibles, operating expenses were approximately $133 million.

The number of employees, including alternative work force, at the end of Q3 was approximately 3,900, as compared to approximately 4,200 at the end of the prior quarter.

Gains (Losses) on Investments

Net loss on equity investments was approximately $15 million, primarily the result of fair value adjustments and write-downs of long-term equity investments.

Interest and Other Income

Interest and other income, net, was approximately $5 million.

Income Tax Benefit

There was a net income tax benefit of approximately $7 million, consisting of a net credit of $11 million, primarily from a net operating loss (NOL) carryback, offset by a $4 million provision for foreign income taxes.

Net Loss per Share, Shares Outstanding

The net loss per share was approximately 22 cents including the impacts previously mentioned. Basic shares outstanding for Q3 were approximately 361 million, up approximately two million shares from the prior quarter primarily due to stock option exercises.

Cash

For the fourth consecutive quarter, cash and short-term investment balances increased, rising approximately $7 million during the quarter. Cash used in financing activities was approximately $2 million due to debt reduction of $8 million, against the receipt of $2 million from stock option exercises and the receipt of $4 million on a note receivable. Cash used in investing activities was approximately $8 million related principally to capital expenditures. Cash generated from operating activities was approximately $17 million, which includes approximately $8 million in separation related payments.

Our cash cycle was negative 4 days, our best performance ever. DSO was 44 days. Average inventory turns were 12.4, and average days payable was 77 days.

Finally, the board of directors has authorized the repurchase of up to $100 million in the company’s common stock over a two-year period. This program supercedes the previous authorization. We will consider repurchasing shares on an opportunistic basis depending on market and business conditions.

Forward Looking Guidance

I will now end with some comments on the fourth quarter of our fiscal ‘03. This will include forward-looking statements about various matters pertaining to fiscal 2003. Please refer to the safe harbor language in the earnings release, which is available on our website, for factors that could cause actual results to vary.

For those of you who have been following us for a while you know that over the past couple of years we have gradually reduced the level of detail provided in forward looking guidance. Given the uncertainty in the markets in which we compete along with the concerns created by the threat of war, I am not sufficiently comfortable providing a great deal of guidance at this time.

However I will say the following:

Connectivity sales are likely to continue the downward trend under any circumstance.

CommWorks will be accounted for as discontinued operations. Based on recent historical performance, CommWorks gross margins have had the effect of increasing the overall average 3Com gross margins by one to two points.

Excluding any cash receipts or disbursements related to the sale of CommWorks and other activities that Bruce will describe in his comments, we would expect to maintain cash and equivalents balances, net of debt, well above $1.3 billion at the end of the fourth quarter.

Comments on the Third Quarter of Fiscal 2003

To be delivered during the analyst conference call by

Bruce Claflin, 3Com president and chief executive officer

Over the past few weeks, 3Com has made several announcements that culminate work started over two years ago. In response to the technology downturn, 3Com put in place a simple plan—survive and thrive. The survive part included cutting costs and expenses in line with the reality of our revenues to ensure we had the balance sheet necessary to fund future ambitions. With the announcements of the past few weeks we are acting on our ambitions, consistent with the vision I first described on our earnings call two quarters ago. At that time I said the leading networking company of the future must have three essential capabilities:

•                  It must be a tier-one supplier,

•                  It must offer a complete line of innovative, feature-rich products and solutions, and,

•                  Those solutions must excel at a low cost of ownership.

Our goal is to create a new kind of networking company: one that leverages innovation in both technology and business model in order to give customers a value proposition superior to anything they have ever had before.

To achieve our vision we have begun making major changes in our company, starting with the sale of CommWorks assets, our unit that targets the carrier marketplace. This sale will allow 3Com to focus on the enterprise business while using the proceeds from the sale to support our enterprise growth plans. While most assets associated with CommWorks will be sold, 3Com will retain ownership or a license to all IP developed within CommWorks. We intend to use this IP to help build our enterprise offerings.

Specifically, over the past three years, CommWorks has built one of the most scalable, feature-rich VoIP solutions in the world. It has carried over 16 billion minutes of voice traffic at five 9’s level of reliability and has been deployed by some of the most demanding customers including AT&T, MCI/Worldcom, China Unicom, Sprint and others. As part of our enterprise strategy, we intend to market this product line as a high-end addition to our NBX product. 3Com will offer customers IP telephony solutions that deliver powerful new business advantages, including: reduced connectivity charges; reduced administration costs; lower costs for phone moves, adds and changes; savings on teleconferencing costs; enhanced employee productivity tools; mobility solutions; and call center management. This blending of proven, reliable IP telephony systems allows 3Com to address the full range of business communications needs, from a handful of users at a single location to hundreds of thousands of users integrated across a multi-site environment of headquarter facilities, regional offices, small offices, and individual tele-workers. This is in distinct contrast to competitors’ systems, which require different phones and solutions for offices of different sizes.

Let me now turn to what is perhaps our boldest move yet— the joint venture (JV) with Huawei Technologies. Domiciled in Hong Kong with principal operations in China, this JV will initially be owned 51% by Huawei and 49% by 3Com. After two years, 3Com has the option of owning 51%. The JV will include assets from Huawei’s worldwide enterprise business including engineering, manufacturing, and licenses to related IP. 3Com will contribute $160 million in cash to the JV and a license to enterprise related IP. In addition, Huawei and 3Com will both contribute their respective enterprise sales and service operations in China and Japan, giving the JV exclusive rights to sell its products plus heritage-3Com products in these two important markets. For the rest of the world where 3Com has a strong and established presence, 3Com will sell products produced by the JV along with its existing product lines, under the 3Com brand. The JV will also have the right to sell its products to other companies under OEM arrangements.

The joint venture must receive regulatory approval in both the U.S. and the PRC and is expected to close during the first quarter of our fiscal 2004. When approved, the JV’s products will neatly complement 3Com’s existing product line. Adding to our existing leadership position in stackable products, we will have a complete line of modular layer 2 and 3, 10/100/1000 MB switches. They will offer a rich feature set meeting a wide variety of wiring closet and core networking needs. We also will ship a full line of enterprise routers.

Huawei’s expertise in developing sophisticated high-end WAN routers and LAN switches complements 3Com’s rich history developing easy-to-use LAN and voice systems. With Huawei’s skilled, cost-efficient R&D capabilities, this JV will be well positioned to deliver “best-

in-class” features and performance with a lower cost of ownership than competitive product offerings.

Ren Zhengfei, president of Huawei will be the CEO of the JV and I will be its chairman. Including Mr. Ren and me, the board will consist of five directors from Huawei and four from 3Com. If 3Com exercises its option in two years to acquire a 51% position, the board membership would then change to reflect the new ownership giving 3Com five seats, and Huawei four.

One of the most exciting prospects about the JV is potential for success in China. China is the most attractive IT market in the world. Defying industry trends in other parts of the world, the networking segment continues to grow rapidly in China and is expected to continue to do so for years. Huawei is arguably the most successful company in the Chinese IT industry, having reported sales revenue of U.S. $2.7 billion in 2002. 3Com also has a strong position in this market but the combination of the two companies gives us the opportunity to become the leader in the Chinese market for years to come. While Japan is not growing as rapidly as China, it is the second largest IT market in the world. 3Com’s business in this country has been modest and Huawei has just recently entered this market with enterprise products. By combining our capabilities in the JV, we believe we have excellent prospects for success.

We are aware of the Cisco lawsuit against Huawei and have considered it in structuring the JV. In our due diligence leading to the JV we have seen first-hand Huawei’s world-class engineering capabilities. We are confident that products shipped from the JV will be unique, compelling and designed with complete respect for all companies’ intellectual property.

To sell our expanded product line, 3Com intends to increase its sales, marketing and customer service capabilities. In fact, we began this build-up several quarters ago as we have been adding Account Executives and Network Consultants to support enterprise customers as they evaluate and install our products and solutions. Concurrently, we have been building out our channel relationships, adding high value add partners to the fold. We will accelerate these efforts as the JV becomes operational.

So let me summarize. Enterprise customers view networking technologies as mission critical. That means they must know the vendor that supports them has world-class capabilities. As these transactions close, 3Com will be a dedicated enterprise networking company, with a laser-like focus on meeting the needs of the enterprise customer. This includes a leading position not just in the US and Europe, but also in the strategically important markets of China and Japan. In addition, we enjoy the support of one of the largest distribution networks in the industry and are backed by an exceptionally strong balance sheet, a balance sheet that is being put to work to grow our business.

We will offer innovative, feature-rich products and solutions that will run converged voice, data and video traffic in a secure, high performance, highly scalable environment, offering choices for customers in terms of how they connect to the network – wired or wireless. But we are convinced that innovative products are not enough; they must also provide exceptional value by lowering the total cost of ownership. As a result, 3Com’s competitive value proposition will continue to revolve around providing customers practical solutions that are straightforward to install, manage, and support. In addition, our low cost structure, particularly from our new China operations, will also allow us to price competitively as well.

The result is a new 3Com, with a wide array of leading edge products and solutions that provide exceptional value to our enterprise customers worldwide.

Additional Financial Data

(in thousands)

(unaudited)

Sales by Geography

	Three Months Ended		$ Change	% Change
	February 28, 2003	November 29, 2002

Americas(1)	$92,412	$139,005	$(46,593)	-34%
EMEA	105,646	116,109	(10,463)	-9%
Asia Pacific Rim	46,868	48,080	(1,212)	-3%
Total Sales	$244,926	$303,194	$(58,268)	-19%

(1)          Americas sales for the three months ended November 29, 2002 includes $15.0 million of royalty revenue from a paid-up license.

Sales by Segment

	Three Months Ended		$ Change	% Change
	February 28, 2003	November 29, 2002

Connectivity Segment(1)	$50,619	$81,291	$(30,672)	-38%
Enterprise Networking Segment	165,908	190,170	(24,262)	-13%
CommWorks Segment	28,423	31,008	(2,585)	-8%
Subtotal	244,950	302,469	(57,519)	-19%
Exited Product Lines	(24)	725	(749)	-103%
Total Sales	$244,926	$303,194	$(58,268)	-19%

(1)          Connectivity segment sales for the three months ended November 29, 2002 includes $15.0 million of royalty revenue from a paid-up license.

Contribution Margin by Segment

	Three Months Ended		$ Change	% Change
	February 28, 2003	November 29, 2002

Connectivity Segment(1)	$12,874	$38,566	$(25,692)	-67%
Enterprise Networking Segment(2)	3,973	14,319	(10,346)	-72%
CommWorks Segment(3)	(5,125)	(11,549)	6,424	+56%
Subtotal	11,722	41,336	(29,614)	-72%
Exited Product Lines	351	1,573	(1,222)	-78%
Total Contribution Margin	$12,073	$42,909	$(30,836)	-72%

(1)          Connectivity segment contribution margin for the three months ended November 29, 2002 includes $15.0 million of royalty revenue from a paid-up license.

(2)          Enterprise Networking segment contribution margin for the three months ended November 29, 2002 includes a write down of intangibles of $3.2 million.

(3)          CommWorks segment contribution margin for the three months ended November 29, 2002 includes write downs of intangibles of $4.5 million.

Additional Financial Data

(unaudited)

Stock Options

Range of Exercise prices	Outstanding Options as of February 28, 2003
	Number of shares	Weighted Average exercise price
	(in thousands)
$ 0.13 - 4.80	27,299	$4.27
4.81 - 5.54	19,095	5.37
5.55 - 6.68	19,521	5.96
6.71 - 11.73	18,505	8.78
11.76 - 21.57	12,332	13.94

Total	96,752	$6.92